Exhibit 99.1
Lifecore Biomedical Reports Financial Results for the Fourth Quarter and Transition Period Ended December 31, 2025, and Provides Corporate Update
-- Recorded Fourth Quarter Revenues of $35.7 Million and Transition Period Revenues of $75.5 Million --
-- Multiple New Programs Signed in Fourth Quarter 2025 Including Two Commercial Site Transfer Programs, for Total of Five New Programs in 2025 Transition Period --
-- Organizational Initiatives Drive Further Improvement in Margins --
Conference Call Today at 8:30am ET
CHASKA, Minn., March 16, 2026 -- Lifecore Biomedical, Inc. (NASDAQ: LFCR) (“Lifecore” or the “Company”), a fully integrated injectables contract development and manufacturing organization (“CDMO”), today announced strong results for the fourth quarter and transition period ended December 31, 2025.
CEO Commentary
“2025 was a highly productive year for Lifecore Biomedical, during which we strengthened our pipeline, leadership, and standing as a differentiated CDMO. We advanced strategic priorities throughout the year, positioning Lifecore for sustained growth as we aim to deliver a 12% revenue CAGR and improved EBITDA margins above 25% in the mid-term. We achieved several significant milestones during the year, driven by the addition of impactful new programs to our development portfolio and by initiatives that strengthened our operations and contributed to improved EBITDA margins. Lifecore believes these initiatives, along with others underway, will continue to drive margin expansion as we advance toward our mid‑term EBITDA margin goal.
“Our financial performance was also strong during the transition period. During the fourth quarter of 2025, we recorded revenues of $35.7 million, a 10% increase as compared to the most comparable prior year quarter ended November 24, 2024. For the approximately seven month “transition” period from May 26, 2025, through December 31, 2025, we recorded revenues of $75.5 million, an increase of 20% compared to the comparable prior year period ended December 31, 2024. We are very proud of our accomplishments in 2025 and look forward to achieving sustainable growth in the years ahead,” stated Paul Josephs, President and Chief Executive Officer of Lifecore.
Financial Snapshot and Recent Developments
•Revenue for the seven-month period of $75.5 million, in line with the Company’s previous guidance of $74.0 – $76.0 million and 20% above $63.0 million for the prior year comparable period ended December 31, 2024.
•Gross profit margin for the seven-month period of 31%, 5% above 26% for the prior year comparable period ended December 31, 2024.
•Operating expenses for the seven-month period of $24.4 million, a decrease of $11.1 million, or 31%, compared to $35.6 million for the prior year comparable period ended December 31, 2024.
•Cash from operations of $7.3 million and free cash flow* of $3.6 million in the seven-month period, which includes a $4.7 million payment to fully satisfy the preferred stock registration delay fees.
•Net loss for the seven-month period of $18.0 million, in line with the Company’s previous guidance of $18.4 – $16.4 million and improved from a net loss of $30.6 million in the prior year comparable period ended December 31, 2024.

•Adjusted EBITDA* for the seven-month period of $13.1 million, in line with the Company’s previous guidance of $12.0 – $14.0 million, and $10.5 million above $2.6 million for the prior year comparable period ended December 31, 2024.
•Ended the fourth quarter with approximately $38.9 million in liquidity, including cash of $17.5 million and revolving credit availability of $21.4 million.
•Signed three new programs in fourth quarter of 2025, including two commercial site transfer programs, for a total of five new programs during transition period.
•Implemented key initiatives throughout the organization that have improved EBITDA margins and are expected to continue to drive margin improvement toward the goal of >25% in the mid-term.
•Completed the preparatory work for new enterprise resource planning (“ERP”) system, which successfully launched in January 2026, and which is expected to strengthen inventory control, support financial management, and help reduce costs as the Company grows.
*    Adjusted EBITDA and free cash flow are non-GAAP financial measures and exclude certain items from net income or loss and operating cash flows, respectively, the nearest comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please see “Non-GAAP Financial Information” below for more information, including definitions of Adjusted EBITDA and free cash flow and reconciliations to net loss and operating cash flows, respectively, for the periods noted in this press release.
Supplemental Financial Data
To provide meaningful period-over-period comparisons, Lifecore has compared the seven‑month transition period ended December 31, 2025, to the unaudited seven‑month period ended December 31, 2024. This presentation is intended to comply with Securities and Exchange Commission (“SEC”) requirements applicable to fiscal year changes and is intended to assist investors with understanding the changes in the Company’s operating results and financial condition.
Supplemental Revenue and Gross Profit Data

	Seven months ended December 31,		Change
	2025	2024	Amount	%
(dollars in thousands)		(unaudited)
Revenues:
CDMO	$51,489	$49,053	$2,436	5%
HA manufacturing	24,032	13,903	10,129	73%
Total revenues	75,521	62,956	12,565	20%
Cost of sales	51,832	46,629	5,203	11%
Gross profit	23,689	16,327	7,362	45%
Gross profit percentage	31.4%	25.9%	5.5%

Supplemental Operating Expenses Data

	Seven months ended December 31,		Change
	2025	2024	Amount	%
(dollars in thousands)		(unaudited)
Research and development	$4,965	$4,720	$245	5%
Selling, general and administrative	19,457	30,846	(11,389)	(37)%
Total operating expenses	$24,422	$35,566	$(11,144)	(31)%
Transformation Strategy Outlook and Financial Guidance for Calendar Year 2026
“Our financial and business performance during the 2025 transition period was strong, and we continue to position the Company for sustained, long‑term growth. We expect calendar year 2026 to reflect a period of continued operational progress and disciplined execution,” said Josephs. For 2026, Lifecore expects total revenue to be in the range of $120 – $125 million, net loss to be in the range of $32.9 – $28.9 million, and Adjusted EBITDA to be in the range of $20.5 – $25 million.
This guidance is based on the expectation that Lifecore would adjust for items similar to its historic definition of Adjusted EBITDA. This guidance takes into consideration existing market forces, contracts, and customer order timing, as well as the Company’s current beliefs and estimations with respect to success and timing related to growing and diversifying the Company’s new business development revenue.
This 2026 guidance reflects several factors within the Company’s customer base. These are: 1) the anticipated loss of a customer due to a change in that customer’s supply strategy; 2) a customer decision to build excess hyaluronic acid inventory in 2025 to effect its transition of aseptic volume demand to Lifecore in 2027; and 3) a commercial launch that was targeted for 2026 but that has been delayed due to customer funding challenges.
Lifecore expects to generate modest revenue growth in 2027, with significant revenue growth continuing into 2028, driven by expansion of existing customer programs, including a planned doubling of aseptic demand from its largest customer, along with increasing revenue contributions from development programs and the commercialization of its late‑stage pipeline. During this period, Lifecore also expects to broaden and diversify its customer base to include additional specialty pharma and large pharma companies to generate a more balanced revenue mix, increase its capacity utilization and reduce its dependency on any one customer.
Through 2029, Lifecore’s strategies are expected to achieve sustained growth, resulting in a targeted 12% revenue CAGR for the 2025 – 2029 period, and reaching the Company’s targeted EBITDA margin of greater than 25%.
Lifecore continues to expect significant revenue growth in future years based on management’s visibility to leading revenue indicators, such as identified contractually committed volumes of one of its key customers, expansion opportunities in Lifecore’s commercial business, growing traction in the number of customer deals and technology transfers, commercialization of the Company’s late stage pipeline, and an increasing number of deals at later stages of development. Lifecore’s outlook regarding revenue growth is based on current expectations regarding the likelihood of success and expected launch timelines from the late-stage development portfolio. However, in light of current customer and program concentrations, projected growth starting in 2027 may be impacted, positively or negatively, by changes in the timing or specifics of expected customer programs.
The Company’s outlook assumes continued efficiency and cost containment discipline, consistent with the Company’s efforts over the last 18 months that have resulted in improving EBITDA margins, six consecutive quarters of sequential declines in operating expense, and improved cash flow to fund the Company’s ongoing operations that will drive the expected revenue growth starting in 2027. The outlook does not contemplate that Lifecore will use its cash resources or raise additional financing in 2026 or in the near-term to (i) fund the redemption of the Series A Redeemable Preferred Stock, or (ii) substantially reduce its debt balance, including through prepayments, which may carry prepayment penalties. Each holder of the Series A Convertible Preferred Stock may demand redemption beginning June 29, 2026, and payment of the redemption amount, which is the same as the liquidation preference, is due within 180 days. Any redemption amounts not paid will accrue interest at a rate of 1.0% per month until paid in full. The aggregate Series A Convertible Preferred Stock liquidation preference as of June 29, 2026, is $50.2 million. The dividends on the Series A Convertible Preferred Stock are payable-in-kind in the form of additional shares of Series A Convertible Preferred Stock, resulting over time in an increasing number of shares of Series A Convertible Preferred Stock outstanding and therefore an increasing redemption amount. Under Lifecore’s current term loan credit facility with Alcon Research, LLC, interest is currently payable-in-kind, but beginning in May 2026, a portion of the interest will become payable in cash at a rate of 3% per year through maturity in May 2029, with the remaining 7% rate of interest continuing to be payable-in-kind, thereby increasing the outstanding debt balance.
Please see “Non-GAAP Financial Information” below for more information on Adjusted EBITDA, including information regarding reconciliations to net income or loss.
Earnings Webcast
Lifecore Biomedical will host a conference call today, March 16, 2026, at 8:30 a.m. ET to discuss the Company’s financial results for the fourth quarter and transition period ended December 31, 2025. The webcast can be accessed via Lifecore’s Investor Events & Presentations page at: https://ir.lifecore.com/events-presentations. An archived version of the webcast will be available on the website for 30 days.
About Lifecore Biomedical
Lifecore Biomedical, Inc. (Nasdaq: LFCR) is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes, vials, and cartridges, including complex formulations. As a leading manufacturer of premium, injectable-grade hyaluronic acid, Lifecore brings more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the company, visit Lifecore’s website at www.lifecore.com.
Non-GAAP Financial Information
In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), this press release contains non-GAAP financial information. Adjusted EBITDA and free cash flow are non-GAAP measures and exclude certain items from net income or loss and operating cash flows, respectively, which are the most directly comparable financial measures calculated in accordance with GAAP. The year ended December 31, 2025 is a non-GAAP, pro forma and unaudited period that is derived from historical financial information required by GAAP that is included in the Company’s Form 10‑KT for the transition period ended December 31, 2025.
See the section entitled “Non-GAAP Financial Reconciliations” below for the Company’s definitions of Adjusted EBITDA and free cash flows for the fourth quarter and transition period ended December 31, 2025, the comparable prior quarter ended November 24, 2024, and the unaudited comparable prior seven-month period ended December 31, 2024, and reconciliations thereof to net income or loss and operating cash flows for the relevant periods.
See “2026 Guidance” below for the Company’s reconciliation of Adjusted EBITDA to GAAP net income or loss for calendar year 2026.

See “Reconciliation of Results for Periods Presented in Accordance with GAAP to Pro Forma Unaudited Results” for the Company’s definition of the year ended December 31, 2025 and a reconciliation of that period to periods presented in accordance with GAAP.
The Company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the Company’s results reported in accordance with GAAP because we believe they are not reflective of our core operations or indicative of our ongoing operations. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the Company’s operations and are useful for period-over-period comparisons. Management uses Adjusted EBITDA and free cash flow, in addition to GAAP financial measures, to monitor trends in the Company’s operations, understand and compare operating results, and monitor cash flows across accounting periods, for financial and operational decision making, for planning and forecasting purposes, and with respect to Adjusted EBITDA as a measure of performance for compensation decisions.
These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. These non-GAAP financial measures should be read in conjunction with the Company’s consolidated financial statements presented in accordance with GAAP.
Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “aim,” “designed to,” “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. In addition, all statements regarding our future financial and operating performance and strategy, including our goals of achieving a 12+% revenue CAGR and increasing Adjusted EBITDA* margins to more than 25% in the mid-term; positioning of the Company for sustained, long-term growth; key initiatives that are expected to continue to drive margin improvement; expected benefits of our new ERP system; financial guidance for 2026 and longer-term outlook; three-pronged strategy for growth comprised of maximizing our existing customer business, advancing programs currently within our late-stage development pipeline towards commercialization, and winning impactful new business that will continue to fill our project pipeline; anticipated revenue growth and improved capacity utilization; the future diversification of our customer base and reduction of dependency on any one customer; visibility and nature of leading revenue indicators; launch timelines from our late-stage development portfolio; continued efficiency and cost containment discipline; significant inflection point in existing commercial customer demand beginning in 2027; and use of cash resources or need to raise additional financing in 2026 or in the near-term, are forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors as, among others, the timing and amount of future expenses, revenue, net income (loss), Adjusted EBITDA, cash flow and capital requirements, and timing and availability of and the need for additional financing; our ability to maintain or expand our relationships with our current customers, including the impact of changes in consumer demand for the products we manufacture for our customers; our ability to grow and diversify our business with new customers, including the potential loss of development customers if they do not receive required funding or regulatory approvals or for other reasons; our ability to comply with covenants under our credit agreements and to pay required interest and principal payments when due; our ability to fund any redemptions of shares of the outstanding Series A Convertible Preferred Stock if requested by holders in accordance with their terms; our ability to raise additional capital for ongoing needs, including through equity financing, debt financing, collaborations, strategic alliances or licensing arrangements; the impact of macroeconomic events or circumstances on our operations and financial performance, including inflation, tariffs, interest rates, social unrest and global instability; the performance of our third-party suppliers; pharmaceutical industry market forces that may impact our customers’ success and continued demand for the products we produce for those customers; our ability to recruit or retain key scientific, technical, business development, and management personnel and our executive officers; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including current Good Manufacturing Practice, or cGMP; the outcome and cost of existing and any new litigation or regulatory proceedings; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the Annual Report on Form 10-KT for the transition period ended December 31, 2025 (the “December 2025 10-KT”). For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the SEC, including the risk factors contained in the December 2025 10-KT. Forward-looking statements represent management’s current expectations as of the date hereof and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.
Lifecore Biomedical, Inc. Contact Information:
Stephanie Diaz (Investors & Media)
Vida Strategic Partners
415-675-7401
sdiaz@vidasp.com
Ryan D. Lake (CFO)
Lifecore Biomedical
952-368-6244
ryan.lake@lifecore.com

LIFECORE BIOMEDICAL, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)	December 31, 2025	May 25, 2025
ASSETS
Current assets:
Cash and cash equivalents	$17,469	$8,265
Accounts receivable, net	13,233	15,151
Accounts receivable, related party	12,929	13,537
Current portion of note receivable	—	8,000
Contract assets	7,655	6,979
Inventory	29,085	32,291
Prepaid expenses and other current assets	1,921	1,454
Total current assets	82,292	85,677
Property, plant and equipment, net	127,304	129,006
Goodwill	13,881	13,881
Other assets	8,700	10,778
Total assets	$232,177	$239,342
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,839	$8,220
Accrued expenses and other current liabilities	17,734	21,958
Total current liabilities	23,573	30,178
Debt, net of current portion	5,694	5,801
Debt, net of current portion, related party	135,588	121,198
Debt derivative liability, related party	26,564	24,991
Other liabilities	6,698	9,741
Total liabilities	198,117	191,909
Commitments and contingencies
Series A Redeemable Convertible Preferred Stock, $0.001 par value; 2,000,000 shares authorized; 47,466 and 45,736 shares issued and outstanding, redemption value $48,356 and $46,308	48,262	46,097
Stockholders’ (deficit) equity:
Common Stock, $0.001 par value; 75,000,000 shares authorized; 37,477,386 and 37,026,234 shares issued and outstanding	37	37
Additional paid-in capital	208,962	206,539
Accumulated deficit	(223,201)	(205,240)
Total stockholders’ (deficit) equity	(14,202)	1,336
Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$232,177	$239,342

LIFECORE BIOMEDICAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		May 26, 2025 through	May 27, 2024 through	Year ended
(in thousands, except share and per share amounts)	December 31, 2025	November 24, 2024	December 31, 2025	December 31, 2024	December 31, 2025
	(unaudited)	(unaudited)		(unaudited)	(pro forma, unaudited)
Revenues	$19,747	$19,534	$43,796	$39,016	$77,108
Revenues, related party	16,000	13,030	31,725	23,940	64,324
Total revenues	35,747	32,564	75,521	62,956	141,432
Cost of sales	22,985	21,480	51,832	46,629	93,772
Gross profit	12,762	11,084	23,689	16,327	47,660
Research and development expenses	2,297	1,924	4,965	4,720	8,503
Selling, general, and administrative expenses	7,541	11,119	19,457	30,846	32,657
Loss on sale or disposal of assets, net of portion classified as cost of sales	—	—	—	—	6,986
Restructuring recovery	—	—	—	—	(1,747)
Operating income (loss)	2,924	(1,959)	(733)	(19,239)	1,261
Interest income	113	4	273	21	585
Interest expense	(496)	(846)	(1,226)	(2,301)	(2,214)
Interest expense, related party	(6,680)	(4,623)	(14,621)	(10,786)	(22,714)
Change in fair value of debt derivative liability, related party	(1,073)	1,200	(1,573)	1,900	(3,064)
Other income (expense), net	109	(304)	256	(215)	468
Loss before income taxes	(5,103)	(6,528)	(17,624)	(30,620)	(25,678)
Income tax expense	(4)	(43)	(337)	(18)	(362)
Net loss	(5,107)	(6,571)	(17,961)	(30,638)	$(26,040)
Preferred stock dividends	(890)	—	(2,049)	(1,903)
Accretion of preferred stock to redemption value	(49)	—	(117)	(117)
Fair value of conversion ratio improvement to preferred stockholders	—	(2,132)	—	(2,132)
Loss available to common stockholders	$(6,046)	$(8,703)	$(20,127)	$(34,790)

Loss per share, basic and diluted	$(0.16)	$(0.25)	$(0.54)	$(1.06)
Weighted average shares outstanding, basic and diluted	37,470,695	34,360,657	37,369,709	32,877,532

Non-GAAP Financial Reconciliations
Adjusted EBITDA is a non-GAAP financial measure and excludes certain items from net income or loss, the most directly comparable financial measure calculated in accordance with GAAP. For the periods presented herein, we defined Adjusted EBITDA as net income or loss before (i) interest expense, net of interest income, (ii) income tax expense or benefit, (iii) depreciation, (iv) stock-based compensation, (v) change in fair value of debt derivatives, (vi) franchise tax, (vii) reorganization costs, (viii) restructuring costs, (ix) stockholder activist settlement costs, (x) financing fees (non-interest), and (xi) loss on sale or disposal of equipment. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

	Three months ended		May 26, 2025 through	May 27, 2024 through
(in thousands) (unaudited)	December 31, 2025	November 24, 2024	December 31, 2025	December 31, 2024
Net loss (GAAP)	$(5,107)	$(6,571)	$(17,961)	$(30,638)
Interest expense, net	7,063	5,465	15,574	13,066
Income tax expense	4	43	337	18
Depreciation	2,888	2,044	5,541	4,712
Stock-based compensation	2,295	3,372	5,671	7,130
Change in fair value of debt derivatives	1,073	(1,200)	1,573	(1,900)
Franchise tax	48	50	131	117
Reorganization costs (a)	293	2,463	2,252	6,946
Restructuring costs (a)	—	404	8	1,198
Stockholder activist settlement (a)	—	78	—	1,260
Financing fees (non-interest)	—	368	—	647
Adjusted EBITDA	$8,557	$6,516	$13,126	$2,556
(a)Reorganization, restructuring and stockholder activist settlement costs of $0.3 million and $2.9 million were incurred for the quarter ended December 31, 2025, and November 24, 2024, respectively. Restructuring, reorganization and stockholder activist settlement costs of $2.3 million and $9.4 million were incurred for the seven-month transition periods ended December 31, 2025, and 2024, respectively. These costs primarily related to legal expenses related to legacy matters, accounting and consulting expenses in the prior period for the legacy financial restatement, and legal fees related to the prior period stockholder activist settlement.
Free cash flow is a non-GAAP financial measure that reduces operating cash flows, the most directly comparable financial measure calculated in accordance with GAAP, by capital expenditures. See “Non-GAAP Financial Information” above for further information regarding the Company’s use of non-GAAP financial measures.

	May 26, 2025 through	May 27, 2024 through
(in thousands) (unaudited)	December 31, 2025	December 31, 2024
Operating cash flows (GAAP)	$7,330	$(5,593)
Less: capital expenditures	(3,696)	(6,231)
Free cash flow	$3,634	$(11,824)

2026 Guidance
In connection with Lifecore’s transition to a December 31 fiscal year-end, the Company is presenting its 2026 guidance compared to pro forma, unaudited results for the year ended December 31, 2025, as summarized in the table below. See “Reconciliation of Results for Periods Presented in Accordance with GAAP to Pro Forma Unaudited Results” for the Company’s definition of the year ended December 31, 2025 and a reconciliation of that period to other periods provided in accordance with GAAP.
We believe that comparing 2026 guidance to these pro forma, unaudited prior year results provides a more meaningful year‑over‑year comparison under Lifecore’s new calendar‑year reporting cycle. When evaluated against this pro forma baseline, the Company’s 2026 guidance reflects management’s expectations for operational execution, commercial activity, and ongoing cost initiatives as described above under “Transformation Strategy Outlook and Financial Guidance for Calendar Year 2026.”

(in thousands)	Year ending December 31, 2026			Year ended December 31, 2025
	(estimate)			(pro forma, unaudited)
Revenues	$120,000	–	$125,000	$141,432

Net loss (GAAP)	$(33,400)	–	$(28,900)	$(26,040)
Interest expense, net	31,000			24,343
Income tax expense	100			362
Depreciation	9,300			8,856
Stock-based compensation	8,200			8,699
Change in fair value of debt derivatives	4,100			3,064
Franchise tax	200			192
Reorganization costs	1,000			5,787
Loss on sale or disposal of equipment	—			7,729
Restructuring recovery	—			(2,937)
Financing fees (non-interest)	—			(4)
Adjusted EBITDA	$20,500	–	$25,000	$30,051
Reconciliation of Results for Periods Presented in Accordance with GAAP to Pro Forma Unaudited Results
Within this press release, we present pro forma unaudited results for the calendar year ended December 31, 2025. These results were derived from the historical financial information included in the Company’s Form 10‑KT for the transition period ended December 31, 2025 and reflect the audited results for the fiscal year ended May 25, 2025, combined with the audited results for the period from May 26, 2025 through December 31, 2025, and excluding the unaudited results for the period from May 27, 2024 through December 31, 2024. The preparation of the pro forma unaudited results required management to make estimates and judgments that affected certain of the amounts set forth below, including revenue and expense.
These estimates and judgments were based on methodologies and assumptions that management believes to be reasonable under the circumstances. The pro forma unaudited results are not intended to be a complete presentation of the Company’s financial position or results of operations as of and for the calendar year ended December 31, 2025. The pro forma unaudited results should be read in conjunction with historical consolidated financial statements and accompanying notes.

The following presents a reconciliation of pro forma unaudited results to periods presented in accordance with GAAP:

(in thousands)	Year ended May 25, 2025 (GAAP)	Less: May 27 through December 31, 2024 (GAAP)	January 1 through May 25, 2025	Plus: May 26 through December 31, 2025 (GAAP)	Year ended December 31, 2025
		(unaudited)	(pro forma, unaudited)		(pro forma, unaudited)
Revenues	$72,328	$39,016	$33,312	$43,796	$77,108
Revenues, related party	56,539	23,940	32,599	31,725	64,324
Total revenues	128,867	62,956	65,911	75,521	141,432
Cost of sales	88,569	46,629	41,940	51,832	93,772
Gross profit	40,298	16,327	23,971	23,689	47,660
Research and development expenses	8,258	4,720	3,538	4,965	8,503
Selling, general, and administrative expenses	44,046	30,846	13,200	19,457	32,657
Loss on sale or disposal of assets, net of portion classified as cost of sales	6,986	—	6,986	—	6,986
Restructuring recovery	(1,747)	—	(1,747)	—	(1,747)
Operating (loss) income	(17,245)	(19,239)	1,994	(733)	1,261
Interest income	333	21	312	273	585
Interest expense	(3,289)	(2,301)	(988)	(1,226)	(2,214)
Interest expense, related party	(18,879)	(10,786)	(8,093)	(14,621)	(22,714)
Change in fair value of debt derivative liability, related party	409	1,900	(1,491)	(1,573)	(3,064)
Other expense (income), net	(3)	(215)	212	256	468
Loss before income taxes	(38,674)	(30,620)	(8,054)	(17,624)	(25,678)
Income tax expense	(43)	(18)	(25)	(337)	(362)
Net loss	$(38,717)	$(30,638)	$(8,079)	$(17,961)	$(26,040)

Net loss (GAAP)	$(38,717)	$(30,638)	$(8,079)	$(17,961)	$(26,040)
Interest expense, net	21,835	13,066	8,769	15,574	24,343
Income tax expense	43	18	25	337	362
Depreciation	8,027	4,712	3,315	5,541	8,856
Stock-based compensation	10,158	7,130	3,028	5,671	8,699
Change in fair value of debt derivatives	(409)	(1,900)	1,491	1,573	3,064
Franchise tax	178	117	61	131	192
Reorganization costs	10,481	6,946	3,535	2,252	5,787
Loss on sale or disposal of equipment	7,729	—	7,729	—	7,729
Restructuring (recoveries) costs	(1,747)	1,198	(2,945)	8	(2,937)
Stockholder activist settlement	1,260	1,260	—	—	—
Financing fees (non-interest)	643	647	(4)	—	(4)
Adjusted EBITDA	$19,481	$2,556	$16,925	$13,126	$30,051